December 2024

Preliminary Pricing Supplement No. 5,388

Registration Statement Nos. 333-275587; 333-275587-01

Dated December 12, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Market-Linked Notes due December 18, 2028

Based on the Value of the Solactive Aerospace and Defense 5% AR Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of the underlying index on the determination date. The notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The Solactive Aerospace and Defense 5% AR Index (the “underlying index”) is a rules-based equity index that is administered and published by Solactive AG (the “underlying index publisher”). The underlying index was developed to offer exposure to stocks of companies that have business operations in the aerospace and defense industries in developed markets. The initial level of the underlying index on the Start Date of May 8, 2017, was set to 1,000, and the Live Date of the underlying index was March 4, 2022, with the underlying index level published under the ticker symbol “SOLDEFE5.” The underlying index is subject to a 5% per annum decrement (the “Index Fee”), deducted on a daily basis. Because of the daily deduction of the Index Fee, the underlying index will underperform the performance of an identical index without such a deduction. For more information, see “Annex A — Solactive Aerospace and Defense 5% AR Index” beginning on page 14.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	December 13, 2024
Original issue date:	December 18, 2024 (3 business days after the pricing date)
Maturity date:	December 18, 2028
Interest:	None
Underlying index:	Solactive Aerospace and Defense 5% AR Index
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

The payment due at maturity will not be less than $1,000 per note, regardless of the performance of the underlying index.

Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	125%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	December 13, 2028, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61777RJW4
ISIN:	US61777RJW43
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $945.60 per note, or within $30.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per note	$1,000	$17.50(1)
$3.50(2)	$979.00
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $17.50 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $3.50 for each note.

(3)See “Use of proceeds and hedging” on page 12.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

 Product Supplement for Equity-Linked Notes dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Market-Linked Notes due December 18, 2028

Based on the Value of the Solactive Aerospace and Defense 5% AR Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes due December 18, 2028 Based on the Value of the Solactive Aerospace and Defense 5% AR Index (the “notes”) offer 125% participation in the positive performance of the underlying index. The notes provide investors:

￭an opportunity to gain exposure to the Solactive Aerospace and Defense 5% AR Index

￭the repayment of principal at maturity, subject to our creditworthiness

￭125% participation in any appreciation of the underlying index over the term of the notes

￭no exposure to any decline of the underlying index if the notes are held to maturity.

At maturity, if the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	4 years
Participation rate:	125%
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $945.60, or within $30.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

December 2024 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due December 18, 2028

Based on the Value of the Solactive Aerospace and Defense 5% AR Index

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity, subject to our creditworthiness. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo yield in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the underlying index.

Repayment of Principal	The notes offer investors 125% upside exposure to the performance of the underlying index, while providing for the repayment of principal in full at maturity, subject to our creditworthiness.
Upside Scenario

The underlying index increases in value, and, at maturity, the notes pay the stated principal amount of $1,000 plus 125% of the appreciation of the underlying index. There is no limitation on the appreciation potential.

Par Scenario	The underlying index declines or does not appreciate in value, and, at maturity, the notes pay only the stated principal amount of $1,000.

December 2024 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due December 18, 2028

Based on the Value of the Solactive Aerospace and Defense 5% AR Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any. The supplemental redemption amount will be calculated on the determination date as follows:

(i) $1,000 times (ii) the index percent change times (iii) the participation rate of 125%, provided that the supplemental redemption amount will not be less than $0.

The payment due at maturity will not be less than $1,000 per note, regardless of the performance of the underlying index.

The table below illustrates the payment at maturity for each note for a hypothetical range of index percent change and does not cover the complete range of possible payouts at maturity. The table assumes a hypothetical initial index value of 1,500 and reflects the participation rate of 125%. The actual initial index value will be determined on the pricing date.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
80.00%	2,700.00	$1,000	$1,000.00	$2,000.00	100.00%
70.00%	2,550.00	$1,000	$875.00	$1,875.00	87.50%
60.00%	2,400.00	$1,000	$750.00	$1,750.00	75.00%
50.00%	2,250.00	$1,000	$625.00	$1,625.00	62.50%
40.00%	2,100.00	$1,000	$500.00	$1,500.00	50.00%
30.00%	1,950.00	$1,000	$375.00	$1,375.00	37.50%
20.00%	1,800.00	$1,000	$250.00	$1,250.00	25.00%
10.00%	1,650.00	$1,000	$125.00	$1,125.00	12.50%
5.00%	1,575.00	$1,000	$62.50	$1,062.50	6.25%
0.00%	1,500.00	$1,000	$0.00	$1,000.00	0.000%
-10.00%	1,350.00	$1,000	$0.00	$1,000.00	0.000%
-20.00%	1,200.00	$1,000	$0.00	$1,000.00	0.000%
-30.00%	1,050.00	$1,000	$0.00	$1,000.00	0.000%
-40.00%	900.00	$1,000	$0.00	$1,000.00	0.000%
-50.00%	750.00	$1,000	$0.00	$1,000.00	0.000%
-60.00%	600.00	$1,000	$0.00	$1,000.00	0.000%
-70.00%	450.00	$1,000	$0.00	$1,000.00	0.000%
-80.00%	300.00	$1,000	$0.00	$1,000.00	0.000%
-90.00%	150.00	$1,000	$0.00	$1,000.00	0.000%
-100.00%	0.00	$1,000	$0.00	$1,000.00	0.000%

December 2024 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due December 18, 2028

Based on the Value of the Solactive Aerospace and Defense 5% AR Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the index percent change is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying index.

￭The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Solactive Aerospace and Defense 5% AR Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date. The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the determination date but then drops by the determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be higher than the index closing value on the determination date, the payment at maturity will be based solely on the index closing value on the determination date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and

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Morgan Stanley Finance LLC

Market-Linked Notes due December 18, 2028

Based on the Value of the Solactive Aerospace and Defense 5% AR Index

hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

￭Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. See “Hypothetical Payout on the Notes” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the determination date

December 2024 Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due December 18, 2028

Based on the Value of the Solactive Aerospace and Defense 5% AR Index

before you would receive at maturity a payment that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing value of the underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the notes. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or the component securities of the underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the underlying index or the notes. These regulatory actions could result in restrictions on the notes and could result in the loss of a significant portion or all of your initial investment in the notes, including if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

￭The level of the underlying index can go down as well as up. There can be no assurance that the underlying index will achieve positive returns. The underlying index tracks the performance of a rules-based investment methodology that selects a hypothetical portfolio of underlying securities to track from among a universe of stocks that meet certain criteria to offer exposure to companies that have business operations in the aerospace and defense industries in developed markets. The performance of the underlying index will depend on the performance of that hypothetical portfolio, reduced by a daily decrement of 5% per annum. If the hypothetical portfolio declines in value, the index value will also decline. Even if the hypothetical portfolio increases in value, the index value will nevertheless decline if the increase in the value of the portfolio is not sufficient to overcome the deduction of the daily decrement of 5% per annum. Accordingly, no assurance can be given that the underlying index will be successful or outperform any alternative strategy that might be employed in respect of the Index Components.

￭The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the Index Components can vary significantly, and no assurance can be given as to the allocation of any Index Component at any time.

￭No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the Index Components. No assurance can be given that the investment strategy on which the underlying index is based will be successful or that the underlying index will outperform any alternative strategy that might be employed with respect to the Index Components. The underlying index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for changing market conditions.

￭Investing in the notes exposes investors to risks associated with investments in notes with a concentration in the aerospace and defense industry. The notes are subject to certain risks applicable to the aerospace and defense industry. The aerospace and defense industry can be significantly affected by government regulation and spending policies because companies involved in this industry rely, to a significant extent, on government demand for their products and services. The financial condition of these companies is heavily influenced by government defense spending, which may be reduced in efforts to control government budgets. The aerospace industry in particular has recently been affected by adverse economic conditions and consolidation within the industry. The value of the notes may be likely to be more adversely affected by any negative performance of the aerospace and defense industry than a different investment linked to securities that include more diversified stocks across a number of sectors.

￭There are risks associated with investments in notes linked to the value of foreign equity securities. Some or all of the Index Components may be foreign equity securities. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The notes are subject to currency exchange risk. Because the level of the underlying index is calculated in euro and the price of any Index Component traded in a currency other than the euro will be converted to euro when calculating the level of the underlying index, holders of the notes will be exposed to currency exchange rate risk with respect to the euro. Exchange rate movements for a single currency may be volatile and are the result of numerous factors including the supply of, and the demand

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Morgan Stanley Finance LLC

Market-Linked Notes due December 18, 2028

Based on the Value of the Solactive Aerospace and Defense 5% AR Index

for, such currency, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the euro strengthens or weakens against the relevant currency.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments between countries; and

othe extent of governmental surpluses or deficits in the relevant countries.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments in Europe, the United States and other countries important to international trade and finance.

￭Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its Index Components. See “Hypothetical Examples” above.

￭The underlying index was established on March 4, 2022, and therefore has limited actual operating history. The performances of the underlying index and some of the component data have been retrospectively simulated prior to March 4, 2022. As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by Solactive AG (the “Index Administrator”) on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology of the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight, and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the underlying index is new and has limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlying index prior to March 4, 2022 is hypothetical and back-tested, as the underlying index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oThe Index Administrator developed the rules of the underlying index with the benefit of hindsight – that is, with the benefit of being able to evaluate how the underlying index rules would have caused the underlying index to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlying index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlying index will rise or fall. The actual future performance of the underlying index may bear little relation to the historical or hypothetical back-tested levels of the underlying index.

￭The daily decrement of 5% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates. The Solactive Aerospace and Defense 5% AR Index includes a daily decrement of 5% per annum, which is deducted from the level of the underlying index on a daily basis. The level of the underlying index may decline even if the Index Components appreciate. The underlying index will therefore underperform an identical index without such a daily deduction.

￭Adjustments to the underlying index could adversely affect the value of the notes. The Index Administrator may add, delete or substitute the Index Components or make other methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The Index Administrator may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

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Morgan Stanley Finance LLC

Market-Linked Notes due December 18, 2028

Based on the Value of the Solactive Aerospace and Defense 5% AR Index

Solactive Aerospace and Defense 5% AR Index Overview

The Solactive Aerospace and Defense 5% AR Index is a rules-based equity index that is administered and published by Solactive AG. The underlying index was developed to offer exposure to stocks of companies that have business operations in the aerospace and defense industries in developed markets. The initial level of the underlying index on the Start Date of May 8, 2017, was set to 1,000, and the Live Date of the underlying index was March 4, 2022, with the underlying index level published under the ticker symbol “SOLDEFE5.” The underlying index is subject to a 5% per annum decrement, deducted on a daily basis. Because of the daily deduction of the Index Fee, the underlying index will underperform the performance of an identical index without such a deduction.

The inception date for the underlying index was March 4, 2022. The information regarding the underlying index prior to March 4, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 4, 2022. Such data must be considered illustrative only.

Information as of market close on December 10, 2024:

Bloomberg Ticker Symbol:	SOLDEFE5
Current Index Value:	1,660.71
52 Weeks Ago:	1,365.85
52 Week High (on 11/11/2024):	1,719.83
52 Week Low (on 12/20/2023):	1,341.32

The following graph sets forth the hypothetical retrospective and historical daily index closing values of the underlying index for the period from January 1, 2019 through December 10, 2024. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on December 10, 2024 was 1,660.71. The underlying index was established on March 4, 2022. The information prior to March 4, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the determination date.

Solactive Aerospace and Defense 5% AR Index Daily Index Closing Values January 1, 2019* to December 10, 2024

*The underlying index was established on March 4, 2022. The information prior to March 4, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Morgan Stanley Finance LLC

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Based on the Value of the Solactive Aerospace and Defense 5% AR Index

Solactive Aerospace and Defense 5% AR Index	High	Low	Period End
2019
First Quarter	1,160.36	936.39	1,140.94
Second Quarter	1,216.53	1,135.02	1,197.17
Third Quarter	1,303.12	1,182.74	1,292.88
Fourth Quarter	1,316.80	1,228.09	1,252.13
2020
First Quarter	1,374.50	704.85	833.93
Second Quarter	1,050.58	786.39	890.85
Third Quarter	919.82	821.57	830.09
Fourth Quarter	1,012.75	792.14	962.04
2021
First Quarter	1,063.33	899.95	1,060.56
Second Quarter	1,127.62	1,041.98	1,104.97
Third Quarter	1,133.11	1,049.88	1,105.64
Fourth Quarter	1,145.69	1,037.08	1,109.33
2022
First Quarter	1,245.48	1,098.48	1,215.08
Second Quarter	1,256.19	1,096.66	1,154.38
Third Quarter	1,282.03	1,114.46	1,114.46
Fourth Quarter	1,307.99	1,141.49	1,263.32
2023
First Quarter	1,319.70	1,228.10	1,277.59
Second Quarter	1,303.64	1,228.90	1,290.15
Third Quarter	1,293.65	1,224.54	1,228.30
Fourth Quarter	1,377.05	1,195.09	1,362.38
2024
First Quarter	1,515.43	1,349.65	1,515.43
Second Quarter	1,533.61	1,470.10	1,488.88
Third Quarter	1,581.64	1,470.57	1,563.19
Fourth Quarter (through December 10, 2024)	1,719.83	1,574.99	1,660.71

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Morgan Stanley Finance LLC

Market-Linked Notes due December 18, 2028

Based on the Value of the Solactive Aerospace and Defense 5% AR Index

Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	Solactive AG or any successor thereof
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:

If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the maturity date.

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Based on the Value of the Solactive Aerospace and Defense 5% AR Index

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these

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Based on the Value of the Solactive Aerospace and Defense 5% AR Index

entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $3.50 for each note. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the participation rate, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Equity-Linked Notes and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.

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Morgan Stanley Finance LLC

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Based on the Value of the Solactive Aerospace and Defense 5% AR Index

Annex A— Solactive Aerospace and Defense 5% AR Index

Overview

The Solactive Aerospace and Defense 5% AR Index (the “Index”) is a rules-based equity index that is administered and published by Solactive AG (“Solactive”). The Index was developed to offer exposure to stocks of companies that have business operations in the aerospace and defense industries in developed markets. The initial level of the Index on the Start Date of May 8, 2017, was set to 1,000, and the Live Date of the Index was March 4, 2022, with the Index level published under the ticker symbol “SOLDEFE5.” The Index is subject to a 5% per annum decrement (the “Index Fee”), deducted on a daily basis. Because of the daily deduction of the Index Fee, the Index will underperform the performance of an identical index without such a deduction.

Index Calculation

The level of the Index is calculated on each weekday (each such day, a “Calculation Day”), from 1:00 a.m. to 10:50 p.m. CET, based on the most recently published prices of the securities (the “Trading Prices”) reflected in the Index (the “Index Components”) on the relevant exchanges on which such Index Components are listed, weighted at their then-applicable weightings and reduced by the Index Fee. The weight of each Index Component is determined based on its free float market capitalization, subject to a weight cap (see “Index Components” below). If an Index Component trades in a currency other than EUR, the price is converted to EUR using the then current Intercontinental Exchange (“ICE”) spot foreign exchange rate.

In addition to this intraday calculation, a daily index closing level is also calculated based on the closing prices of the Index Components on their respective exchanges, following the same formula laid out above. However, the foreign exchange rate used for the closing price for any Index Component not traded in EUR would be the 04:00 p.m. London Time rates provided by WM/Refinitiv. In the event of unavailability of an Index Component price or of the foreign exchange rate, the last available price or foreign exchange rate will generally be used.

A new set of Index Components is selected every quarter through a selection process (see “Index Components” below) on a predetermined day (the “Selection Day”), which is 20 business days before the first Wednesday in February, May, August and November. Following the selection process, on the first Wednesday of February, May, August and November, the index level is adjusted to reflect the new set of Index Components selected.

The Index may also be adjusted to account for certain corporate actions (see “Corporate Action Adjustments” below).

Index Components

The components of the Index are revised each quarter and selected through a two-step process. First, a starting pool of potential Index Components is constructed from eligible stocks that meet the following requirements:

1.the stock is a component of the Solactive GBS Developed Markets All Cap USD Index PR (see “Solactive GBS Developed Markets All Cap USD Index PR” below) on the Selection Day;

2.the stock has a minimum average daily traded volume of at least USD $5,000,000 over the 1-month and 6-month periods prior to and including the Selection Day; and

3.the company issuing the stock must be classified by FactSet Research Systems Inc. under “Aerospace and Defense.”

Only one share class of each company is eligible for inclusion. If there are multiple share classes from the same company that fulfill the preceding three requirements, the eligible share class will be the one with the higher minimum average daily volume traded over the 1-month and 6-month periods prior to and including the Selection Day.

Next, all stocks in the starting pool are ranked based on their free float market capitalization in descending order. The top 30 ranked stocks are selected to be included in the Index, and each becomes an Index Component. If there are less than 30 stocks in the starting pool, all of them are selected, and the Index will be made up of less than 30 stocks. Each Index Component is weighed by its free float market capitalization, which is each Index Component’s number of shares outstanding that are available for trading multiplied by its closing price. If an Index Component has a weight larger than 10.00%, a weight cap is applied, and any weight over 10.00% is re-distributed to the other Index Components proportionally in an iterative manner.

Solactive GBS Developed Markets All Cap USD Index PR

The Solactive GBS Developed Markets All Cap USD Index PR (“GBS index”) is a rules-based, quantitative and investable index developed by Solactive. The GBS index is a price return index published in USD, which reflects the market price movements of its Index Components but disregards any payments, such as dividends or coupon payments, made in respect of the Index Components.

The GBS index aims to reflect the price performance of the stock markets in a specific group of developed countries: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Poland, Portugal, Singapore, Spain, Sweden, Switzerland, United Kingdom and the United States.

Corporate Action Adjustments

If a corporate action leading to an index adjustment occurs, the adjustment to the Index will generally be implemented such that it coincides with the occurrence of the price effect of the respective corporate action. The table below summarizes different types of corporate actions and indicates the resulting adjustment.

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Type of Corporate Action	Comment	Resulting adjustment
Cash Distribution	Payment of a dividend

The number of shares of the affected Index Component will be adjusted by multiplying with a price adjustment factor (“PAF”). The PAF is the relation between the closing price of the share one day prior to the corporate action and the theoretical price after the corporate action.

Stock Distribution	Payment of a dividend in form of additional shares

The number of shares of the affected Index Component will be adjusted by multiplying with a PAF. The PAF is the sum of the original share held and any additional shares received for each original share held.

Stock splits	Company's present shares are divided and therefore multiplied by a given factor

The number of shares of the affected Index Component will be adjusted by multiplying with a PAF. The PAF is the relation between the number of shares before the split and the number of shares received for each share held after the split.

Reverse splits	Company's present shares are effectively merged	Same as Stock splits.
Capital increases	E.g. issuing additional shares

The number of shares of the affected Index Component will be adjusted by multiplying with a PAF. The PAF is determined by reference to the pre-defined price for which newly issued shares can be purchased on a pro rata basis.

Share repurchases	A company offer its shareholders the option to sell their shares to a fixed price

The number of shares of the affected Index Component will be adjusted by multiplying with a PAF. The PAF is determined by reference to the fixed price for which shares are offered to be bought back. A share repurchase is only recognized if the buy-back price is higher than the share’s closing price before the date of the corporate action.

Spin-offs	The company splits its business activities into two or more entities and distributes new equity shares in the created entities to the shareholders of the former entity

The spin-off company will be added to the Index on the effective date and remain in the Index until further notice or the next quarterly adjustment date for Index Components. The number of shares for the spin-off company is calculated by multiplying (i) the shares of the parent company with (ii) the spin-off terms. The parent company will remain in the Index with unchanged calculation perimeters.

The spin-off company will be added to the Index with a price of zero and will switch to official prices once it begins to trade. If trading does not begin, a theoretical price will be calculated until the spin-off company commences trading. If a theoretical price cannot be calculated, the spin-off company remains in the Index at a price of zero.

Mergers & Acquisitions	Transaction in which the ownership of a company (or other business organizations) are transferred or consolidated with other

The Index Component will be removed from the Index on an announced date. The Index is subject to further adjustments in accordance with the following.

If an Index Component is merged or acquired by another Index Component:

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entities, e.g. fusion of two or more separate companies into one entity

i. Cash Terms: the weight of the target company based on its last close price will be distributed pro rata across the remaining Index Components.

ii. Stock Terms: the shares of the acquiring / surviving company will be increased according to the stock terms.

iii. Cash and Stock Terms: the cash portion will be reinvested pro rata across the remaining Index Components. The shares of the acquiring / surviving company will be increased according to the stock terms.

If an Index Component is merged or acquired by a non-Index Component:

i. Cash Terms: the weight of the target company based on its last close price will be distributed pro rata across the remaining Index Components.

ii. Stock Terms: the weight of the target company based on its last close price will be distributed pro rata across the remaining Index Components.

iii. Cash and Stock Terms: the weight of the target company based on its last close price will be distributed pro rata across the remaining Index Components.

Delistings	Company's shares are no longer publicly traded at a stock exchange

The Index Component will be removed from the Index on an announced date. The weight will be distributed pro rata across the remaining Index Components. The Index Component is deleted on the basis of its last available share price. If the share price is unavailable, prices from alternative markets may be used. In case the shareholders are entitled to a distribution and the delisting has already occurred, the closing calculation will reflect the value of the distribution terms. In all other cases, if no robust prices are available, the Index Component is removed from the Index with a stock price of 0.00000001 expressed in the trading currency of the relevant stock.

A change of listing venue will trigger a delisting event, except if the Index Component changes its primary listing to an eligible stock exchange, and the trading currency and country of incorporation are unchanged.

Nationalization of a company	Effective control of a legal entity is taken over by a state

The Index Component will be removed from the Index with a notice period of two Business Days with the last available share price. The weight will be distributed pro rata across the remaining Index Components.

If the Index Component has already been delisted from the corresponding stock exchange or no valid price for the Index Component is available, a price from alternative liquid markets will be used for calculation until the Index Component is removed from the Index.

If no appropriate price for the Index Component is available, the Index Component will be

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removed from the Index with a price of 0.00000001 expressed in the relevant trading currency.
Insolvency	Same as Nationalization of a company.

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